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                                                                    Exhibit 3(a)

                          CERTIFICATE OF INCORPORATION
                        OF SKYLANDS FINANCIAL CORPORATION

ARTICLE I

Name

      The name of the corporation is Skylands Financial Corporation.

ARTICLE II

Registered Office

      The address of the Corporation's registered office in the State of New Jersey is 24-26 Crossroads Center in the Township of Independence in the County of Warren, in the State of New Jersey, 07840. The name of the Corporation's registered agent at such address is Michael Halpin.

ARTICLE III

Powers

      The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE IV

Term

      The term for which the Corporation is to exist is perpetual.

ARTICLE V

Capital Stock

      The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 11,000,000 of which 10,000,000 are to be shares of common stock, $2.50 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $10.00 par value per share. The shares may be issued by the Corporation without the approval of shareholders except as otherwise provided in this Article V. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

      A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. Common Stock Except as provided in this Certificate, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

      Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation.

      In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock, the full preferential amounts to which they are respectively entitled, the holders of the common


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      stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

      Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all aspects with, all other shares of common stock of the Corporation.

B. Serial Preferred Stock. Except as provided in this Certificate, the Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the relative rights, preferences and limitations of the shares of such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

      1. The distinctive serial designation and the number of shares constituting such series;

      2. The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

      3. the voting powers, full or limited, if any, of the shares of such series;

      4. whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which, such shares may be redeemed;

      5. the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

      6. whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

      7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

      8. the subscription or purchase prices and form of consideration for which the shares of such series shall be issued.

      Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series. Any shares of any class or series of serial preferred stock that are redeemed, converted or otherwise acquired by the Corporation shall be canceled and returned to the status of authorized but unissued serial preferred stock, without designation as to series.


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ARTICLE VI

Initial Directors

      The number of Directors constituting the first Board of Directors is eleven and the names and addresses of the Directors, are:

Mr. James Cochran           Mr. Dominick Romano           Mark Strauss, Esq.
P.O. Box 184                c/o RoNetco, Inc.             c/o Applied Wastewater Technology, Inc.
Allamuchy, NJ 07820-0184    Morris Canal Plaza            2 Cierico Lane
                            Ledgewood, NJ 07852           Belle Mead, NJ 08502
Mr. Norman Baron
407 Jefferson Street        Mr. Daniel DiCarlo, Jr.       Mr. J. William Noeltner
Hackettstown, NJ 07840      c/o Area Lighting Research    9 House Wren Road
                            Asbury Road                   Hackettstown, NJ 07840
Mr. Denis O'Rourke          Hackettstown, NJ 07840
99 Ridge Road
Allamuchy, NJ 07820-0243    Mr. Paul Pinizzotto
                            1 Briarwood Road
Mr. Michael Halpin          Long Valley, NJ 07853
39 Mallard Drive
Hackettstown, NJ 07840      Mr. Ralph Knechel
                            17 Hatchery Road
Mr. Norman Worth            Hackettstown, NJ 07840
3 House Wren Road
Hackettstown, NJ 07840

ARTICLE VII

Incorporator

      The names and mailing addresses of the Incorporator is Eric 0. Costello, Esq., McCarter & English, LLP, Gateway Four, 100 Mulberry Street, Newark, NJ 07102.

ARTICLE VIII

Elimination of Directors' and Officers' Liability

      A Director or officer of the Corporation shall not, to the fullest extent permitted by law, be personally liable to the Corporation or to the shareholders of the Corporation for damages for breach of any duty owed to the Corporation or to the shareholders of the Corporation, except that this Article VIII shall not relieve a Director or officer of the Corporation from personal liability to the Corporation and to the shareholders of the Corporation for damages for any breach of duty based upon on act or omission:

      (a) in breach of such Director's or officer's duty of loyalty to the Corporation or to the shareholders of the Corporation, or

      (b)   not in good faith or involving a knowing violation of law, or

      (c) resulting in the receipt by such Director or officer of an improper personal benefit.

      Any repeal or modification of the foregoing Article VIII by the shareholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation hereunder or otherwise with respect to any act or omission occurring before such repeal or modification is effective and such right or protection shall continue in effect for any person who has ceased to be an officer or Director. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors and officers, then such liability will be limited to the fullest extent permitted under the law.


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ARTICLE IX

Meetings of Shareholders; Proxies; Cumulative Voting; Quorum

A. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, if all shareholders entitled to vote thereon consent thereto in writing. In the case of a merger, consolidation, acquisition of all capital shares of the Corporation or sale of assets, such action may be taken without a meeting only if all shareholders consent in writing, or if all shareholders entitled to vote consent in writing and all other shareholders are provided the advance notification required by Section 14A:5-6(2)(b) of the New Jersey Business Corporation Act. Except as provided in this Article IX.A, the power of shareholders to take action without a meeting is specifically denied.

B. Unless otherwise required by law, special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors of the Corporation or by the President of the Corporation.

C. The holders of shares of a majority of the outstanding shares of voting stock shall constitute a quorum at a meeting of shareholders.

ARTICLE X

Notice for Nominations and Proposals

      Advance notice of shareholder nominations for the election of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporations shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE XI

Directors

A. Number; Vacancies. The number of Directors of the Corporation shall be such number as shall be provided from time to time in or in accordance with the Bylaws, provided that a decrease in the number of Directors shall not have the effect of shortening the term of any incumbent Director. Vacancies in the Board of Directors of the Corporation, however caused, and newly-created Directorships shall be filled by the affirmative vote of a majority of the Directors then in office, whether or not a quorum, or by a sole remaining Director, and any Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders. Directors shall own shares of the Corporation's common stock as required by New Jersey law, but need not be residents of any particular state, country or other jurisdiction.

B. Classified Board. Commencing with first annual meeting of shareholders of the Corporation, the Directors shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the 2000 annual meeting of shareholders, the term of office of the second class to expire at the 2001 annual meeting of shareholders, the term of office of the third class to expire at the 2002 annual meeting of shareholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 2000 annual meeting, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

      If the number of Directors of the Corporation is reduced, the Directorship(s) eliminated shall be allocated among classes as appropriate so that the number of Directors in each class is as specified in the immediately preceding paragraph. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. If the number of Directors of the Corporation is increased, the additional Directorships shall be allocated among classes as appropriate so that the number of Directors in each class is as specified in the immediately preceding paragraph.

      Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the Board of Directors shall consist of said Directors so elected in addition to the number of Directors fixed as provided above in this Article XIII. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more


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      series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

ARTICLE XII

Removal of Directors

      Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation, any Director or the entire Board of Directors of the Corporation may be removed for cause, at any time, by the affirmative vote of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class). In addition, the Board of Directors shall have the power to suspend Directors pending a final determination that cause exists for removal.

ARTICLE XIII

Certain Limitations on Voting Rights

A. Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner (a "Record Owner") of any outstanding capital stock which is entitled to vote on any matter ("Voting Capital Stock") which is beneficially owned, directly or indirectly, by a person (an "Excess Beneficial Owner") who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of ten percent of the Voting Capital Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares of Voting Capital Stock so owned of record in excess of the Limit. The number of votes which may be cast by any Record Owner by virtue of the provisions hereof in respect of Voting Capital Stock beneficially owned by an Excess Beneficial Owner shall be a number equal to the total number of votes which a single record owner of all Voting Capital Stock beneficially owned by such Excess Beneficial Owner would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of Voting Capital Stock which are both beneficially owned by such Excess Beneficial Owner and owned of record by such Record Owner and the denominator of which is the total number of shares of Voting Capital Stock beneficially owned by such Excess Beneficial Owner.

B.    The following definitions shall apply to this Article XIII:

      1. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate.

      2. "Beneficial Ownership" (including "Beneficially Owned") shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate; provided, however, that a Person shall, in any event, also be deemed the "beneficial owner" of any Common
            Stock:

            (a) which such Person or any of its Affiliates owns, directly or indirectly; or

            (b) which such Person or any of its Affiliates has (i) the fight to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of Article XV) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner): or

            (c) Which are owned directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

      and provided further, however, that (1) no Director or officer of this Corporation (or any Affiliate of any such Director or officer) shall, solely by reason of any or all of such Directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any Common Stock Beneficially Owned by any


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      other such Director or officer (or any Affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to Beneficially Own any Common Stock held under any such plan. For purposes of computing the percentage Beneficial Ownership of Common Stock of a Person, the outstanding Common Stock shall include shares deemed owned by such Person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

      3. A "Person" shall mean any individual. firm, corporation. or other entity.

C. The Board of Directors shall have the power to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect (i) the number of shares of Common Stock Beneficially Owned by any Person, (ii) whether a Person is an Affiliate of another,
      (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article XIII.

D. The Board of Directors shall have the right to demand that any Person who is reasonably believed to Beneficially Own Common Stock in excess of the Limit (or holders of record of Common Stock Beneficially Owned by any Person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares of Beneficially Owned by such Person who is reasonably believed to own shares in excess of the Limit and (ii) any other factual matter relating to the applicability or effect of this Article XIII as may reasonably be requested of such Person.

E. The provisions of this Article XIII shall not be applicable to any tax-qualified defined benefit plan or defined contribution plan of the Corporation or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Corporation if such acquisition has been approved by a majority of the Board of Directors. Any constructions, applications, or determinations made by the Board of Directors pursuant to this Article XIII in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

F. In the event any provision (or portion thereof) of this Article XIII shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article XIII shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provisions (or portion thereof) of this Article XIII remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including shareholders owning an amount of stock over the Limit, notwithstanding any such finding.

ARTICLE XIV

Response to Abusive Takeovers

      In furtherance and not in limitation of the powers conferred by law or in this Certificate, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the shareholders of the Corporation and its business, assets or properties or the shareholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.


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ARTICLE XV

Stockholder Approval of Certain Transactions

A. Stockholder Vote. Any merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation ("Transaction") shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation eligible to vote at a legal meeting.

B. Board Approval. The provisions of Article XV.A shall not apply to a particular Transaction, and such Transaction shall require only such shareholder vote, if any, as would be required by New Jersey law, if such Transaction is approved by eighty percent (80%) of the entire Board of Directors of the Corporation.

ARTICLE XVI

Amendment of Bylaws

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a majority vote of members of the Board of Directors present at a legal meeting held in accordance with the provisions of the Bylaws. Notwithstanding any other provision of this Certificate or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Board of Directors. Notwithstanding the foregoing, the provisions set forth in Article II, Section 12 and Article III,
Section 2 of the Bylaws may not be repealed, altered, amended or rescinded in any respect unless such action is approved by the affirmative vote of eighty percent (80%) of the Board of Directors.

ARTICLE XVII

Amendment of Certificate of Incorporation

      The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VIII, IX.A, IX.B, IX.C, X, XI, XII, XIII, XIV, XV, XVI and this Article XVII of this Certificate may not be repealed, altered, amended or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as a single class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is properly included in the notice of such meeting).

      IN WITNESS WHEREOF, I, the incorporator of the above named Corporation, being over eighteen years of age, has signed this Certificate of Incorporation this 18th day of February, 1999 and affirm the statements made herein as true under the penalties of perjury.

                                                      Eric 0. Costello


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